Free Writing Prospectus pursuant to Rule 433 dated October 21, 2025

Registration Statement No. 333-284538

Market Linked Notes — Auto-Callable with Upside Participation and Principal Return at Maturity

Notes Linked to the Lowest Performing of the Common Stock of Netflix, Inc., the Class A Common Stock of Alphabet Inc., the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation and the Class A Common Stock of Meta Platforms, Inc. (formerly Facebook, Inc.) due October 25, 2029

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	Hypothetical Payout Profile*
Market measures (each referred to as an “underlying stock,” and collectively as the “underlying stocks”):

the common stock of Netflix, Inc. (current Bloomberg ticker: “NFLX UW”), the Class A common stock of Alphabet Inc. (current Bloomberg ticker: “GOOGL UW”), the common stock of Microsoft Corporation (current Bloomberg ticker: “MSFT UW”), the common stock of NVIDIA Corporation (current Bloomberg ticker: “NVDA UW”) and the Class A common stock of Meta Platforms, Inc. (formerly Facebook, Inc.) (current Bloomberg ticker: “META UW”)

Security return at maturity
Lowest performing underlier return
Call Date 1 (Call Premium: 15.6%)
100
80
60
40
20
0
-20
-40
-60
-80
-100
Security return
0.00%
0.00%
-100
-75
-50
-25
0
25
50
75
100
Hypothetical return of the lowest performing underlier

Pricing date:	expected to be October 22, 2025
Issue date:	expected to be October 27, 2025
Calculation day:	expected to be October 22, 2029
Stated maturity date:	expected to be October 25, 2029
Starting price:	with respect to an underlying stock, the stock closing price of such underlying stock on the pricing date
Ending price:	with respect to an underlying stock, the stock closing price of such underlying stock on the calculation day
Lowest performing underlying stock:	For the call date or the calculation day, the underlying stock with the lowest underlying stock return on that day.
Underlying stock return:	with respect to an underlying stock on the call date or the calculation day: stock closing price on such day – starting price starting price

* assumes a call premium of 15.60% of the face amount.

If the notes are automatically called, the positive return on the notes will be limited to the call premium, even if the stock closing price of the lowest performing underlying stock on the call date significantly exceeds its starting price. If the notes are automatically called, you will not have the opportunity to participate in any appreciation of any underlying stock at the upside participation rate.

If the notes are not automatically called and the ending price of the lowest performing underlying stock on the calculation day is less than its starting price, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated October 20, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated October 20, 2025
●
WFS Product Supplement No. 6 dated February 14, 2025
●
Prospectus Supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $900 and $930 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

Upside participation rate:	100.00%.
Call date:	expected to be October 27, 2026
Call premium:	at least 15.60% of the face amount (at least $156.00 per note)
Call settlement date:	three business days after the call date
Automatic call:

if the stock closing price of the lowest performing underlying stock on the call date is greater than or equal to its starting price, the notes will be automatically called, and on the call settlement date the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to $1,000 plus the call premium

Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the ending price of the lowest performing underlying stock on the calculation day is greater than its starting price: $1,000 plus:

$1,000 × underlying stock return of the lowest performing underlying stock on the calculation day × upside participation rate; or

•
if the ending price of the lowest performing underlying stock on the calculation day is less than or equal to its starting price: $1,000

Underwriting discount:

up to 3.075% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 3.075% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 2.00% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a note WFA sells.

CUSIP:	40058QMX4
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the notes sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 6 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 6 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 6 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 6, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 6, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 6, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on the Call Settlement Date If Your Notes Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Notes Are Not Automatically Called is Not Linked to the Stock Closing Price of the Underlying Stocks at Any Time Other Than on the Call Date or the Calculation Day, as the Case May Be
▪
You May Receive Only the Face Amount of Your Notes at Maturity
▪
Because the Notes Are Linked to the Performance of the Lowest Performing Underlying Stock, You Have a Greater Risk of Receiving No Positive Return on Your Investment Than If the Notes Were Linked to Just One Underlying Stock
▪
A Higher Call Premium and/or a Lower Stock Closing Price at or Above Which the Notes Will Be Automatically Called May Reflect Greater Expected Volatility of the Underlying Stocks, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying Stocks
▪
The Amount You Will Receive on the Call Settlement Date Will Be Capped Due to the Call Premium

▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlying Stock
▪
Your Notes Are Subject to Automatic Redemption
▪
Your Notes Do Not Bear Interest
▪
The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
▪
We Will Not Hold Shares of the Underlying Stocks for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive Any Underlying Stock

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes.
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the notes and certain risks.